EXHIBIT 10.30

HILL-ROM HOLDINGS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
(“AGREEMENT”)

Name of Grantee: <<NAME>>	No. of Shares: <<UNITS>>
Grant Date: <<GRANT DATE>>	Price per Share: <<GRANT PRICE>>
HILL-ROM HOLDINGS, INC. (the “Company”) hereby grants to the Grantee (referred to below as “you”), as of the Grant Date, pursuant to the provisions of the Hill-Rom Holdings, Inc. Stock Incentive Plan (the “Plan”), a non-qualified stock option to purchase from the Company the number of shares of Common Stock set forth above, at the price per share set forth above (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth in this Agreement, the Plan and any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Option Subject to Acceptance of Agreement
The Option shall be null and void unless Grantee shall accept this Agreement by executing it in the space provided therefor and returning an original execution copy of the Agreement to the Company (or electronically accepting this Agreement within the Grantee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).
2.    Time and Manner of Exercising Option
(a)     Maximum Term. In no event may your Option be exercised after the tenth anniversary of the Grant Date (“Expiration Date”).
(b)    Vesting of Option. Your Option shall become exercisable with respect to the first twenty-five percent (25%) of the shares of Common Stock subject to the Option on the first anniversary of the Grant Date and your Option shall become exercisable with respect to the second, third and fourth twenty-five percent (25%) of the shares covered by your Option on the second, third and fourth anniversaries of the Grant Date, respectively, provided that you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company's or its Subsidiaries' policies) employed by the Company or any of its Subsidiaries (as applicable, the “Employer”) from the Grant Date through and including the applicable vesting date. The Option shall be vested and exercisable following a termination of your employment according to the following terms and conditions:
(i)    Death or Disability. If your employment terminates by reason of death or disability (as determined by the Committee), your Option will become fully exercisable upon such termination of employment and may be exercised during the period commencing on the date of your termination of employment and ending on the earlier of (A) the third anniversary of the date of your termination of employment, and (B) the Expiration Date, and at the conclusion of such period, your Option will terminate.

(ii)    Retirement. Except as noted herein, if your employment terminates by reason of retirement after attaining age fifty-five (55) and completion of five (5) years of continuous employment (“Retirement”), your Option will become fully exercisable upon such Retirement; provided, however, if your Retirement occurs prior to the one-year anniversary of the Grant Date, your Option will vest on a pro rata basis based on the number of days employed by your Employer prior to the one-year anniversary of the Grant Date and the portion of the Option that does not vest in accordance with this Paragraph 2(b)(ii) shall be forfeited by you. To the extent your Option becomes vested in accordance with this Paragraph 2(b)(ii), your Option may be exercised during the period commencing on the date of your Retirement and ending on the earlier of (A) the third anniversary of the date of your Retirement, and (B) the Expiration Date, and at the conclusion of such period, your Option will terminate.
(iii)    Without Cause or due to Good Reason Following a Change in Control. Notwithstanding the provisions of this Paragraph 2(b), in the event your employment is terminated by your Employer for any reason other than on account of your death or disability or for Cause (as defined below) or (b) by you for Good Reason (as defined below), in each case, after the occurrence, but before the second anniversary, of (y) a Change in Control or (z) a sale, transfer or disposition of substantially all of the assets or capital stock of your Employer at the time of such Change in Control, sale, transfer or disposition, then your Option will become immediately exercisable in full and will remain exercisable for a period of ninety (90) days after your termination of employment, but not beyond the Expiration Date; provided, however, if at the time of such termination of employment, you satisfy the conditions for Retirement, then your Option shall remain exercisable for the period set forth in Paragraph 2(b)(ii).
(iv)     Other Terminations of Employment. If (a) your employment terminates because of your voluntary resignation (other than Retirement as that term is used above or due to Good Reason following a Change in Control), or (b) if your employment is terminated involuntarily by your Employer (other than for "Cause" (as defined below) or without Cause following a Change in Control), your Option, to the extent vested on the effective date of your termination of employment, may be exercisable for a period of ninety (90) days after your termination of employment, but not beyond the Expiration Date. Except as provided below in Paragraph 2(d), if you are employed by a Subsidiary and the Company ceases to own, directly or indirectly, more than 50% of the ownership interests of the Subsidiary, your employment shall be deemed terminated for purposes of this Agreement at such time. If your employment is terminated involuntarily by the Employer for "Cause," your Option (including any portion that has previously become exercisable) will immediately expire upon such termination of employment and may not be exercised.
For purposes of this Agreement, "Cause" shall have the meaning set forth in your employment agreement with your Employer or, if you do not have an employment agreement with your Employer that defines Cause, then Cause shall mean the Employer's good faith determination that you have: (A)    acted with gross neglect or willful misconduct in the discharge of your duties and responsibilities or refused to follow or comply with the lawful direction of the Employer or the terms and conditions of any applicable employment agreement, providing such refusal is not based primarily on your good faith compliance with applicable legal or ethical standards; (B)    acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Employer's reasonable opinion, to cause the Company, a Subsidiary, its officers or its directors embarrassment or ridicule; (C)    violated a material requirement of any Company or Subsidiary policy or procedure, specifically including a violation of the Company's Code of Ethics or Associate Policy

Manual; (D)    disclosed without proper authorization any trade secrets or other confidential information; (E) engaged in any act that, in the reasonable opinion of the Employer, is contrary to its best interests or would hold the Company, a Subsidiary, its officers or directors up to probable civil or criminal liability, provided that, if you act in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause; or (F)    engaged in such other conduct recognized at law as constituting Cause.

For purposes of this Agreement, "Good Reason" shall have the meaning set forth in your change in control agreement with your Employer or, if you do not have a change in control agreement with your Employer that defines Good Reason, then Good Reason shall mean the occurrence, without your consent, of any of the following acts by your Employer, or failures by your Employer to act (each a “Good Reason Condition”), provided you provide written notice to the Company of the occurrence of the Good Reason Condition within ten (10) business days after you have knowledge of it; your Employer fails to notify you of the Employer’s intended method of correction within thirty (30) business days after the Employer receives your notice, or the Employer fails to correct the Good Reason Condition within thirty (30) business days after such notice; and you resign within ten (10) business days after the end of the 30-business-day period after your notice: (A) a material diminution in your duties; (B) a material reduction in the amount of your base salary or the discontinuation or material reduction of your participation at the same level of eligibility as compared to other peer employees in any incentive compensation, subject to your understanding that such reduction(s) shall be permissible if the change applies in a similar way to other peer level employees; or (C) the relocation of the Company’s principal executive offices or your place of work to a location requiring a change of more than fifty (50) miles in your daily commute.
(d)    Distribution of Subsidiary. Notwithstanding anything herein to the contrary, the distribution by the Company of any or all or a part of the shares of common stock of any of its Subsidiaries to Company shareholders ("Distribution") shall not constitute a termination of employment for purposes of this Agreement, and if you are employed by a Subsidiary whose shares of common stock are included in a Distribution, your employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein. In addition, if you transfer employment from the Company to one of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with or in anticipation of the Distribution, such transfer shall not constitute a termination of employment for purposes of this Agreement, and your employment will be deemed to continue for purposes of this Agreement until otherwise terminated as provided herein.
3.    Manner of Exercise
You may exercise your Option by giving notice to the Company or its designated administrator on a form acceptable to the Company (which may be written or electronic) specifying the number of shares of Common Stock desired to be purchased, provided that in no case may fewer than 100 shares be purchased at any one time, except to purchase a residue of fewer than 100 shares. The notice must be accompanied by payment of the aggregate Exercise Price (or by arranging for such payment to the Company’s satisfaction) as follows: (i) in cash; (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate Exercise Price payable pursuant to the Option by reason of such exercise; (iii) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation; (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii). No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Paragraph 4, have been paid. Your Option will be deemed exercised on the date your notice of exercise (with the required payments of the Exercise Price and related taxes) is received by the Company or its designated administrator.
4.    Income Tax Withholding
In connection with the exercise of your Option, you will be required to pay, or make other arrangements satisfactory to the Committee, to satisfy any applicable tax withholding liability (“Required Tax Payments”). If you fail to satisfy your tax withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you. Prior to the date of the Option exercise, you may elect to satisfy your obligation to advance the Required Tax Payments by any of the following means: (i) a cash; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to you upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom you have submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by you. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
5.    Non-transferability of Option
The Option granted to you by this Agreement may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in Paragraph 2) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by the laws of descent and distribution.
6.    Forfeiture
Your Option and any Common Stock acquired hereunder and any gain from the sale of any Common Stock acquired hereunder are required to be forfeited by you, including after exercise or vesting, if, during your employment or within one (1) year following your termination of employment (or any longer period specified in any applicable employment or severance agreement with the Company), you engage in Disqualifying Conduct, which shall mean: (i) your performance of service (including service as an employee, director, or consultant) for a competitor of the Company or its Subsidiaries or the establishing by you of a business which competes with the Company or its Subsidiaries, (ii) your solicitation of employees or customers of the Company or its Subsidiaries, (iii) your improper use or disclosure of confidential information of the Company or its Subsidiaries, or (iv) your material misconduct in the performance of your duties for the Company or its Subsidiaries, as determined by the Committee.

7.    Stock Ownership Guidelines
If applicable to your position, you (or your beneficiary or legal representative upon your death or disability) shall be bound by the “Stock Ownership Guidelines” of the Company as may be in effect from time to time.
8.    Agreement Subject to the Plan
This Agreement is subject to the provisions of the Plan (including, without limitation, Sections 4.4, 15.1 and 16.2) and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. You hereby acknowledge receipt of a copy of the Plan.
9.    No Guarantee of Employment
The grant of this Option does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate your employment or to change the terms and conditions of your employment.
10.    Other Plans
You acknowledge that any income derived from your Option (or the sale of Common Stock underlying your Option) will not affect your participation in, or benefits under, any other benefit plan maintained by the Company.
11.    Administration
The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Options granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.
This Agreement contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. Please complete the on-line agreement process to evidence your acceptance of this Option on the terms and conditions set forth in this Agreement.

HILL-ROM HOLDINGS, INC.

ACCEPTED: <<NAME>>_______________________